Filed Pursuant to Rule 424(b)(5)
Registration No. 333-237368

AMENDMENT No. 1, DATED AUGUST 18, 2020

to Prospectus Supplement, dated April 16, 2020

(to the Prospectus Dated April 2, 2020)

$30,000,000

Common Stock

INMUNE BIO INC.

This Amendment No. 1 to Prospectus Supplement, or this amendment, amends our prospectus supplement dated April 16, 2020, or the prospectus supplement. This amendment should be read in conjunction with the prospectus supplement and the prospectus dated April 2, 2020, each of which are to be delivered with this amendment. This amendment amends only those sections of the prospectus supplement listed in this amendment; all other sections of the prospectus supplement remain unmodified by this amendment.

On April 16, 2020, we entered into an At-The-Market Sales Agreement, or sales agreement, with BTIG, LLC, or BTIG, pursuant to which the we could offer and sell, from time to time, to or through BTIG, acting as our sales agent, shares of our common stock having an aggregate offering price of up to $10,000,000, subject to certain limitations in the sales agreement, at which time we also filed the prospectus supplement dated April 16, 2020, together with the accompanying prospectus dated April 2, 2020. At that time, we were subject to General Instruction I.B.6 of Form S-3 as a result of our public float being less than $75.0 million, which limited the maximum amount of securities we could sell under the sales agreement to the amount set forth in the prospectus supplement ($6,678,000). In July 2020, our public float increased above $75.0 million and, as a result, we are not subject to the limitations contained in General Instruction I.B.6 of Form S-3 as of the date of this amendment.

On August 18, 2020, we amended the sales agreement to, among other things, increase the total amount of common stock that we may offer and sell under the sales agreement to $30,000,000 (which amount includes shares we have already sold pursuant to the sales agreement prior to the date of this amendment), subject to certain limitations in the sales agreement. As of the date of this amendment, we have sold an aggregate of 178,601 shares of our common stock pursuant to the sales agreement for gross proceeds of $972,879.

Accordingly, the prospectus supplement, as amended by this amendment, relates to the offer and sale by us, from time to time, of shares of our common stock having an aggregate gross sales price of up to $30,000,000 (inclusive of the 178,601 shares of common stock we sold pursuant to the sales agreement prior to the date of this amendment for gross proceeds of $972,879), to or through BTIG, acting as our sales agent, pursuant to and in accordance with the sales agreement, as amended.

Sales of our common stock, if any, under the prospectus supplement, as amended by this amendment, will be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended, or the Securities Act. BTIG is not required to sell any specific amount of securities, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between BTIG and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

BTIG will be entitled to compensation at a fixed commission rate of 3.0% of the gross proceeds from the sale of our common stock on our behalf pursuant to the sales agreement, as amended. In connection with the sale of the common stock on our behalf, BTIG will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of BTIG will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to BTIG against certain civil liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Our common stock is currently traded on the Nasdaq Capital Market, or Nasdaq, under the symbol “INMB.” On August 17, 2020, the last reported sales price for our common stock was $8.90 per share.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus supplement, the accompanying prospectus and our filings with the Securities and Exchange Commission.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-3 of this amendment and under similar headings in the prospectus supplement dated April 16, 2020 and other documents that are incorporated by reference into the prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this amendment, the prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Amendment No. 1 to Prospectus Supplement is August 18, 2020.

ABOUT THIS AMENDMENT TO PROSPECTUS SUPPLEMENT

This amendment, the prospectus supplement and the prospectus relates to the offering of our common stock. Before buying any of the common stock that we are offering, we urge you to carefully read this amendment, the prospectus supplement and the accompanying prospectus, together with the information incorporated by reference in the prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to in the prospectus supplement under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” These documents contain important information that you should consider when making your investment decision. The prospectus supplement, as amended by this amendment, describes the terms of this offering of common stock and also adds to and updates information contained in the documents incorporated by reference into the prospectus supplement and the accompanying prospectus. To the extent there is a conflict between the information contained in this amendment or the prospectus supplement, on the one hand, and the information contained in any document incorporated by reference into the prospectus supplement and the accompanying prospectus that was filed with the Securities and Exchange Commission (the “SEC”) before the date of this amendment or the prospectus supplement, on the other hand, you should rely on the information in this amendment or the prospectus supplement, as applicable. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into the prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein or in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained or incorporated by reference in the prospectus supplement, as amended by this amendment, and any free writing prospectuses we may provide to you in connection with this offering. We have not, and BTIG has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and BTIG is not, making an offer to sell or seeking an offer to buy our common stock under the prospectus in supplement, as amended by this amendment, any jurisdiction where the offer or sale is not permitted. Persons outside the United States who come into possession of this amendment, the prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this amendment, the prospectus supplement and the prospectus outside the United States. Furthermore, you should not consider this amendment to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation. You should not assume that the information contained in this amendment, the prospectus supplement, or any free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this amendment, the prospectus supplement is prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained in this amendment, the prospectus supplement, the documents incorporated by reference herein and therein, and any free writing prospectus prepared by or on behalf of us that we may authorize for use in connection with this offering, in their entirety, before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in the prospectus supplement and the prospectus.

In this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to “INmune Bio,” the “Company,” “we,” “our,” or “us,” in this prospectus refer to INmune Bio Inc. and its wholly-owned subsidiaries, unless the context suggests otherwise.

THE OFFERING

The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements and related notes thereto appearing elsewhere or incorporated by reference in this amendment, the prospectus supplement and the accompanying prospectus. Before you decide to invest in our common stock, you should read this entire amendment, the prospectus supplement and the accompanying prospectus carefully, including the risk factors and the financial statements and related notes included or incorporated by reference in, the prospectus supplement and the accompanying prospectus.

Common stock offered by us	Shares of our common stock having an aggregate offering price of up to $30,000,000, which includes $972,879 in gross proceeds from the prior sale of common stock under the sales agreement.
Manner of offering	“At the market offering” that may be made from time to time to or through our sales agent, BTIG, LLC. Please see “Plan of Distribution” on page S-5.
Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including to support research and development, including clinical trials.
Risk Factors

See “Risk Factors” beginning on page S-3 of this amendment, the prospectus supplement and in the documents incorporated by reference herein for a discussion of factors you should consider carefully before investing in our common stock.

Nasdaq Capital Market symbol	“INMB”

RISK FACTORS

An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider the risk factors described below and the risk factors discussed in the sections entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K, and our other filings with the SEC and incorporated by reference in the prospectus supplement, and the accompanying prospectus, together with all of the other information contained in the prospectus supplement, as amended by this amendment. Our business, financial condition and results of operations could be materially and adversely affected as a result of these risks. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to this Offering

We will have broad discretion in the use of the net proceeds from this offering and, despite our efforts, we may use the net proceeds in a manner that does not increase the value of your investment.

We currently intend to use the net proceeds from this offering for general corporate purposes, including to support research and development, including clinical trials. However, we have not determined the specific allocation of the net proceeds among these potential uses. Our management will have broad discretion over the use and investment of the net proceeds from this offering, and, accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning our specific intentions. We may use the net proceeds in ways that do not improve our operating results or increase the value of your investment.

You may experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase in the offering. In addition, we may issue additional equity or convertible debt securities in the future, which may result in additional dilution to you.

The offering price per share in this offering may exceed the pro forma net tangible book value per share of our common stock outstanding as of June 30, 2020. Assuming that we sell an aggregate of 2,859,867 shares of our common stock at a price of $10.49 per share, the last reported sale price of our common stock on Nasdaq on August 10, 2020, for aggregate gross proceeds of approximately $30,000,000 (which includes $972,879 in gross proceeds from the prior sale of common stock under the sales agreement), and after deducting commissions and estimated aggregate offering expenses payable by us, you will experience immediate dilution of $8.01 per share, representing the difference between our pro forma as adjusted net tangible book value per share as of June 30, 2020 after giving effect to this offering and the assumed offering price. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering. In addition, to the extent we need to raise additional capital in the future and we issue additional shares of common stock or securities convertible or exchangeable for our common stock, our then existing stockholders may experience dilution and the new securities may have rights senior to those of our common stock offered in this offering.

As of June 30, 2020, we had 10,897,630 shares of common stock outstanding, plus we issued and sold 2,500,000 shares of common stock on July 20, 2020 pursuant to an underwritten public offering. In addition as of June 30, 2020, there are 3,417,000 shares of common stock issuable upon the exercise of outstanding options, 1,674,931 shares of common stock issuable upon the exercise of warrants, 33,335 shares of common stock issuable pursuant to a settlement agreement and 274,525 shares of our common stock available for future issuance under our stock incentive plans.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This amendment, the prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein contain or incorporate forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements reflect management’s beliefs and assumptions. In addition, these forward-looking statements reflect management’s current views with respect to future events or our financial performance, and involve certain known and unknown risks, uncertainties and other factors, including those identified below, which may cause our or our industry’s actual or future results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statements or from historical results. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by, or that include the words “may,” “will,” “could,” “would,” “should,” “believe,” “expect,” “plan,” “anticipate,” “intend,” “estimate,” “predict,” “potential” or similar expressions.

Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate. Although we believe that the expectations reflected in the forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that the expectations will be achieved. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.

The factors described under “Risk Factors” in this amendment, the prospectus supplement, the accompanying prospectus and in any documents incorporated by reference herein, and other factors could cause our or our industry’s future results to differ materially from historical results or those anticipated or expressed in any of our forward-looking statements. We operate in a continually changing business environment, and new risk factors emerge from time to time. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. We cannot assure you that projected results or events will be achieved or will occur.

You should read this amendment, the prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. Any forward-looking statement made in this amendment, speaks only as of the date of this amendment. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate gross sales proceeds of up to $30,000,000 (which includes $972,879 in gross proceeds from the prior sale of common stock under the sales agreement), from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered hereby. We currently intend to use the net proceeds from this offering for general corporate purposes, including to support research and development, including clinical trials. The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. As of the date of this amendment, we cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of the shares of our common stock. Pending the use of the net proceeds from this offering, if any, we may invest the net proceeds in investment grade, short-term interest-bearing obligations, such as money-market funds, certificates of deposit, or direct or guaranteed obligations of the United States government, or hold the net proceeds as cash.

DILUTION

If you purchase shares of our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing our net tangible assets (tangible assets less total liabilities) by the number of shares of our common stock issued and outstanding as of June 30, 2020.

Our historical net tangible book value at June 30, 2020 was $5,170,868 or approximately $0.47 per share of our common stock. After giving effect to the sale of our common stock in the aggregate amount of approximately $30,000,000 (which includes $972,879 in gross proceeds from the prior sale of common stock under the sales agreement.) in this offering, at an assumed offering price of $10.49 per share, the last reported sale price of our common stock on Nasdaq on August 10, 2020, and after deducting estimated offering expenses and commissions payable by us, our adjusted net tangible book value as of June 30, 2020 would have been approximately $34,145,868, or approximately $2.48 per share of our common stock. This represents an immediate increase in the net tangible book value of $2.01 per share of our common stock to our existing stockholders and an immediate dilution in net tangible book value of approximately $8.01 per share of our common stock to new investors. The following table illustrates per share dilution:

Assumed public offering price per share	$10.49
Net tangible book value per share as of June 30, 2020	$0.47
Increase in net tangible book value per share attributable to this offering	$2.01
Adjusted net tangible book value per share as of June 30, 2020, after giving effect to this offering	$2.48
Dilution per share to new investors purchasing shares in this offering	$8.01

The table above assumes for illustrative purposes that an aggregate of 2,859,867 shares of our common stock are sold at a price of $10.49 per share, the last reported sale price of our common stock on Nasdaq on August 10, 2020, for aggregate gross proceeds of approximately $30,000,000 (which includes $972,879 in gross proceeds from the prior sale of common stock under the sales agreement). The shares sold in this offering, if any, will be sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $10.49 per share shown in the table above, assuming all of our common stock in the aggregate amount of $30,000,000 (which includes $972,879 in gross proceeds from the prior sale of common stock under the sales agreement) is sold at that price, would increase our adjusted net tangible book value per share after the offering to $2.53 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $8.96 per share, after deducting estimated offering expenses and commissions payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $10.49 per share shown in the table above, assuming all of our common stock in the aggregate amount of $30,000,000 (which includes $972,879 in gross proceeds from the prior sale of common stock under the sales agreement) is sold at that price, would decrease our adjusted net tangible book value per share after the offering to $2.43 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $7.06 per share, after deducting estimated offering expenses and commissions payable by us. This information is supplied for illustrative purposes only.

The information above is based on 10,897,630 shares of our common stock outstanding as of June 30, 2020, and excludes:

●	2,500,000 shares of common stock issued and sold by the Company on July 20, 2020 pursuant to an underwritten public offering.

●	3,417,000 shares of our common stock issuable upon the exercise of stock options outstanding at June 30, 2020, at a weighted average exercise price of $5.77 per share (1,824,951 of which are exercisable at a weighted average exercise price of $7.16);

●	1,674,931 shares of our common stock issuable upon the exercise of warrants outstanding at June 30, 2020 at a weighted average exercise price of $6.23 per share;

●	33,335 shares of common stock issuable pursuant to a settlement agreement; and

●	274,525 additional shares of our common stock available for future issuance as of June 30, 2020, under our stock incentive plans.

To the extent that outstanding options or warrants are exercised, or we issue other shares, investors purchasing shares in this offering could experience further dilution. In addition, to the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to our stockholders.

PLAN OF DISTRIBUTION

On April 16, 2020, we entered into an At-The-Market Sales Agreement, or sales agreement, with BTIG, LLC, or BTIG, pursuant to which the we could offer and sell, from time to time, to or through BTIG, acting as our sales agent, shares of our common stock having an aggregate offering price of up to $10,000,000, subject to certain limitations in the sales agreement, at which time we also filed the prospectus supplement dated April 16, 2020, together with the accompanying prospectus dated April 2, 2020. At that time, we were subject to General Instruction I.B.6 of Form S-3 as a result of our public float being less than $75.0 million, which limited the maximum amount of securities we could sell under the sales agreement to the amount set forth in the prospectus supplement ($6,678,000). In July 2020, our public float increased above $75.0 million and, as a result, we are not subject to the limitations contained in General Instruction I.B.6 of Form S-3 as of the date of this amendment.

On August 18, 2020, we amended the sales agreement to, among other things, increase the total amount of common stock that we may offer and sell under the sales agreement to $30,000,000 (which amount includes shares we have already sold pursuant to the sales agreement prior to the date of this amendment), subject to certain limitations in the sales agreement. As of the date of this amendment, we have sold an aggregate of 178,601 shares of our common stock pursuant to the sales agreement for gross proceeds of $972,879.

Sales of our common stock, if any, under the prospectus supplement, as amended by this amendment, will be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended, or the Securities Act. BTIG is not required to sell any specific amount of securities, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between BTIG and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Each time that we wish to issue and sell shares of our common stock under the sales agreement, we will provide BTIG with a placement notice describing the amount of shares to be sold, the time period during which sales are requested to be made, any limitation on the amount of shares of common stock that may be sold in any single day, any minimum price below which sales may not be made or any minimum price requested for sales in a given time period and any other instructions relevant to such requested sales. Upon receipt of a placement notice, BTIG, acting as our sales agent, will use commercially reasonable efforts, consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the Nasdaq Capital Market, to sell shares of our common stock under the terms and subject to the conditions of the placement notice and the sales agreement. We or BTIG may suspend the offering of common stock pursuant to a placement notice upon notice and subject to other conditions. BTIG, in its sole discretion, may decline to accept any placement notice.

BTIG will provide written confirmation to us no later than the opening of the trading day on the Nasdaq Capital Market following the trading day on which shares of our common stock are sold through BTIG as sales agent under the sales agreement. Each confirmation will include the number of shares sold on the preceding day, the net proceeds to us and the commissions payable by us to BTIG in connection with the sales.

Settlement for sales of common stock under the sales agreement will occur on the second trading day following the date on which such sales are made (or on such other date as is industry practice for regular-way trading), unless otherwise specified in the applicable placement notice, in return for payment of the net proceeds to us. There are no arrangements to place any of the proceeds of this offering in an escrow, trust or similar account. Sales of our common stock as contemplated in the prospectus supplement, as amended by this amendment, will be settled through the facilities of The Depository Trust Company or by such other means as we and BTIG may agree upon.

We will pay BTIG commissions for its services in acting as our sales agent in the sale of our common stock pursuant to the sales agreement. BTIG will be entitled to compensation at a fixed commission rate of 3.0% of the gross proceeds from the sale of our common stock on our behalf pursuant to the sales agreement. We also have agreed to reimburse BTIG for its reasonable out-of-pocket expenses, including the fees and disbursements of BTIG’s counsel, incurred in connection with entering into the sales agreement, in an amount not to exceed $50,000, plus additional amounts, not to exceed $7,500 per calendar quarter during which shares of our common stock have been sold under the sales agreement, to reimburse BTIG for additional out-of-pocket expenses it may incur after the date of this prospectus supplement in connection with this offering. We have also agreed to pay the fees and expenses of BTIG’s counsel incurred in connection with the amendment of sales agreement in an amount not to exceed $30,000.

We estimate that the total expenses for this offering, excluding compensation payable to BTIG and certain expenses reimbursable to BTIG under the terms of the sales agreement, will be approximately $125,000. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common stock.

Because there are no minimum sale requirements as a condition to this offering, the actual total public offering price, commissions and net proceeds to us, if any, are not determinable at this time. The actual dollar amount and number of shares of common stock we sell through this prospectus supplement will be dependent, among other things, on market conditions and our capital raising requirements.

We will report at least quarterly the number of shares of common stock sold through BTIG under the sales agreement, the net proceeds to us and the compensation paid by us to BTIG in connection with the sales of common stock.

In connection with the sale of the common stock on our behalf, BTIG will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of BTIG will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to BTIG against certain civil liabilities, including liabilities under the Securities Act or the Exchange Act.

BTIG will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus supplement if such activity would be prohibited under Regulation M or other anti-manipulation rules under the Securities Act. As our sales agent, BTIG will not engage in any transactions that stabilizes our common stock.

The offering pursuant to the sales agreement will terminate upon the earlier of (i) the sale of all shares of common stock subject to the sales agreement and (ii) termination of the sales agreement as permitted therein. We may terminate the sales agreement in our sole discretion at any time by giving 10 days’ prior notice to BTIG. BTIG may terminate the sales agreement under the circumstances specified in the sales agreement and in its sole discretion at any time by giving 10 days’ prior notice to us.

The Amendment has been filed as an exhibit to a current report on Form 8-K that we filed with the SEC in connection with this offering and is incorporated into this Amendment No. 1 to the prospectus supplement by reference.

BTIG and/or its affiliates may in the future provide, various investment banking and other financial services for us, for which services may in the future receive customary fees.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Sichenzia Ross Ference LLP, New York, New York. BTIG is being represented in connection with this offering by Dorsey & Whitney LLP, New York, New York.